NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263
BEI Stockholders Approve Merger Agreement
FORT SMITH, Ark., Feb. 14, 2006 — Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) announced that at a special meeting of the stockholders held today in Fort Smith, Ark., its stockholders voted to adopt the merger agreement providing for the acquisition of BEI by Pearl Senior Care, Inc., an affiliate of Fillmore Capital Partners, LLC. Approximately 99.3 percent of stockholders voting in person or by proxy voted for adoption of the merger agreement. The number of shares voting to adopt the merger agreement represented approximately 76 percent of the total number of shares outstanding and entitled to vote.
The proposed merger is expected to be completed no later than March 15, 2006, subject to the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, BEI stockholders will receive $12.50 per share in cash, without interest.
BEI and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. BEI, through its subsidiaries, operates 342 skilled nursing facilities, as well as 18 assisted living centers, and 67 hospice/home care centers. Through Aegis Therapies, Inc., BEI offers rehabilitative services on a contract basis to nursing facilities operated by other care providers.
FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In particular, statements regarding the consummation of the merger with Pearl Senior Care are subject to risks that the conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained.
In addition, BEI’s results of operations, financial condition and cash flows may be adversely affected by the pendency of the proposed merger, which may impact our ability to attract and retain customers, management and employees. BEI has incurred and will continue to incur significant advisory fees and other expenses relating to the proposed merger. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.
BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
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